Exhibit 99.1

Inari Medical Reports First Quarter 2021 Financial Results

IRVINE, Calif., May 11, 2021 (GLOBE NEWSWIRE) -- Inari Medical, Inc. (NASDAQ: NARI) (“Inari”) a commercial-stage medical device company focused on developing products to treat and transform the lives of patients suffering from venous diseases, today reported financial results for its first quarter ended March 31, 2021.

First Quarter Revenue and Business Highlights:

•	Treated a record number of patients, driving revenue of $57.4 million, which was up 18% sequentially and 113% over the prior year period.
•	Announced first patient enrolled in FLAME study, the largest clinical trial ever conducted on high risk PE patients.
•	Ended the quarter with $174.1 million in cash, cash equivalents, and short-term investments.

“During Q1 we again made important progress in our mission to treat and transform the lives of our patients,” said Bill Hoffman, CEO of Inari Medical.  “We treated a record number of patients and significantly expanded our commercial footprint.  We further demonstrated our commitment to advancing the science and the VTE space more broadly by expanding our FLASH registry to 1,000 patients, adding longer term monitoring via a smart watch, and launching FLAME to study the sickest PE patient population.  Increasingly, we see our future filled not just with opportunity, but with responsibility to serve ever more patients.  We are grateful for this responsibility, and for the support of all of you who continue to believe and invest in our mission.”

First Quarter 2021 Financial Results

Revenue was $57.4 million for the first quarter of 2021, compared to $48.6 million for the prior quarter and $27.0 million for the first quarter of 2020.  The increase over prior year was driven by continued US commercial expansion and increased production adoption.

Gross profit for the first quarter of 2021 was $52.7 million compared to $24.2 million for the first quarter of 2020.  Gross margin increased slightly to 91.9% for the first quarter of 2021, compared with 90.0% in the same quarter last year, due primarily to greater operating leverage.

Operating expenses were $45.1 million for the first quarter of 2021, compared with $19.4 million in the same quarter last year. The increase was driven primarily by personnel-related expenses to fund expansion of the commercial, research and development, clinical and support organizations, as well as expenses related to being a public company.

Net income was $7.5 million for the first quarter of 2021 and net income per share was $0.15 on a weighted-average basic share count of 49.4 million and $0.13 on a diluted share count of 55.7 million,

compared to net income of $4.1 million and an income per share of $0.64 on a weighted-average basic share count of 64 million and $0.09 on a diluted share count of 45.0 million in the same period of the prior year.

Cash, cash equivalents and short-term investments were $174.1 million as of March 31, 2021.

COVID-19 and Guidance

Despite ongoing challenges and uncertainties in its operating environment due to the COVID-19 pandemic, Inari Medical is providing financial guidance as follows:

•	For the full-year 2021, revenue of $240 to $250 million.

Webcast and Conference Call Information
Inari Medical will host a conference call to discuss the first quarter financial results after market close on Tuesday, May 11, 2021 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The conference call can be accessed live over the phone (833) 519-1265 for U.S. callers or (914) 800-3838 for international callers, using conference ID: 5787033. The live webinar can be accessed at https://ir.inarimedical.com.

About Inari Medical, Inc.

Inari Medical, Inc. is a commercial-stage medical device company focused on developing products to treat and transform the lives of patients suffering from venous diseases. Inari has developed two minimally-invasive, novel catheter-based mechanical thrombectomy devices that are designed to remove large clots from large vessels and eliminate the need for thrombolytic drugs. The company purpose-built its products for the specific characteristics of the venous system and the treatment of the two distinct manifestations of venous thromboembolism, or VTE: deep vein thrombosis and pulmonary embolism. The ClotTriever system is 510(k)-cleared by the FDA and CE Mark approved for the treatment of deep vein thrombosis. The FlowTriever system is 510(k)-cleared by the FDA and CE Mark approved for the treatment of pulmonary embolism and cleared by the FDA for clot in transit in the right atrium.

Forward Looking Statements

Statements in this press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include financial guidance regarding first quarter and full year 2021 revenue and the potential impact of COVID-19 on the business, and are based on Inari’s current expectations, forecasts and assumptions, are subject to inherent uncertainties, risks and assumptions that are difficult to predict and actual outcomes and results could differ materially due to a number of factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the period ended December 31, 2020 and in its other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this press release. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Investor Contact:

Westwicke Partners

Caroline Corner

Phone +1-415-202-5678

caroline.corner@westwicke.com

Inari Medical, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue	$57,397	$26,953
Cost of goods sold	4,623	2,706
Gross profit	52,774	24,247
Operating expenses
Research and development	8,163	3,018
Selling, general and administrative	36,898	16,393
Total operating expenses	45,061	19,411
Income from operations	7,713	4,836
Other income (expense)
Interest income	68	55
Interest expense	(73)	(346)
Change in fair value of warrant liabilities	—	(433)
Other expenses	(41)	—
Total other expenses	(46)	(724)
Income before income taxes	7,667	4,112
Provision for income taxes	198	—
Net income	$7,469	$4,112
Other comprehensive income (loss)
Foreign currency translation adjustments	(180)	—
Unrealized gain on available-for-sale securities	18	—
Total other comprehensive income (loss)	(162)	—
Comprehensive income	$7,307	$4,112
Net income per share
Basic	$0.15	$0.64
Diluted	$0.13	$0.09
Weighted average common shares used to compute net income per share
Basic	49,355,945	6,398,897
Diluted	55,722,293	44,952,704

Inari Medical, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$102,903	$114,229
Restricted cash	—	50
Short-term investments	71,246	49,981
Accounts receivable, net	31,304	28,008
Inventories, net	13,665	10,597
Prepaid expenses and other current assets	2,159	2,808
Total current assets	221,277	205,673
Property and equipment, net	6,584	7,498
Restricted cash	—	338
Operating lease right-of-use assets	1,047	—
Deposits and other assets	5,669	583
Total assets	$234,577	$214,092
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,518	$3,047
Payroll-related accruals	11,550	8,198
Accrued expenses and other current liabilities	2,758	2,593
Lease liabilities, current portion	789	—
Total current liabilities	20,615	13,838
Lease liabilities, noncurrent portion	351	—
Total liabilities	20,966	13,838
Commitments and contingencies (Note 7)
Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized as of March 31, 2021 and December 31, 2020; 49,585,415 and 49,251,614 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	50	49
Additional paid in capital	233,673	227,624
Accumulated other comprehensive income (loss)	(158)	4
Accumulated deficit	(19,954)	(27,423)
Total stockholders' equity	213,611	200,254
Total liabilities and stockholders' equity	$234,577	$214,092